Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is designed to show how the merger of American National Bankshares Inc. (“American”) and HomeTown Bankshares Corporation (“HomeTown”) might have affected historical financial statements if the merger had been completed at an earlier time and was prepared on the historical financial results reported by American and HomeTown in other public filings.

The unaudited pro forma condensed combined balance sheet data assumes that the merger took place on December 31, 2018 and combines American’s consolidated balance sheet as of December 31, 2018 with HomeTown’s consolidated balance sheet as of December 31, 2018. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2018 give effect to the merger as if it occurred at the beginning of the period. The unaudited pro forma condensed combined financial statements give effect to the merger under the acquisition method of accounting.

The following unaudited pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the companies been combined during this period.

The unaudited pro forma condensed combined financial statements are based on, and should be read together with, the historical consolidated financial statements and related notes of American contained in its Annual Report on Form 10-K for the year ended December 31, 2018 and of HomeTown contained in its Annual Report on Form 10-K for the year ended December 31, 2018.

AMERICAN NATIONAL BANKSHARES INC. AND HOMETOWN BANKSHARES CORPORATION

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2018

(dollars in thousands)

	American Historical	HomeTown Historical	Pro Forma Adjustments	Notes		Pro Forma Combined
ASSETS
Cash and due from banks	$29,587	$15,332	$—			$44,919
Federal funds and interest-bearing deposits in banks	34,668	7,633	—			42,301

Total cash and cash equivalents	64,255	22,965	—			87,220

Equity securities, at fair value	1,830	—	(1,719)	(1)		111
Securities available for sale, at fair value	332,653	44,976	88	(2)		377,717
Mortgage loans held for sale	640	85	—			725
Loans, net of unearned income	1,357,476	471,462	(14,733)	(3)		1,814,205
Less allowance for loan losses	12,805	3,992	(3,992)	(4)		12,805

Net loans	1,344,671	467,470	(10,741)			1,801,400

Premises and equipment, net	26,675	12,943	(210)	(5)		39,408
Other real estate owned	869	1,893	—			2,762
Core deposit intangibles, net	926	—	8,200	(6)		9,126
Goodwill	43,872	—	34,244	(7)		78,116
Bank-owned life insurance	18,941	8,197	—			27,138
Restricted stock	5,247	2,241	—			7,488
Other assets	22,287	4,208	792	(8	)(9)(10)	27,287

Total assets	$1,862,866	$564,978	$30,654			$2,458,498

LIABILITIES
Noninterest-bearing deposits	$435,828	$117,544	$—			$553,372
Interest-bearing deposits:
Interest bearing transaction accounts	234,621	107,003	—			341,624
Money market accounts	401,461	99,104	—			500,565
Savings accounts	132,360	44,720	—			177,080
Time deposits	354,398	123,900	724	(11)		479,022
Brokered deposits	7,559	902	—			8,461

Total interest-bearing deposits	1,130,399	375,629	724			1,506,752

Total deposits	1,566,227	493,173	724			2,060,124

Securities sold under agreements to repurchase	35,243	—	—			35,243
Other short-term borrowings	—	6,333	—			6,333
Long-term borrowings	—	1,694	—			1,694
Subordinated debt	27,927	7,285	30	(12)		35,242
Other liabilities	10,927	2,794	—			13,721

Total liabilities	1,640,324	511,279	754			2,152,357

Commitments and contingencies
SHAREHOLDERS’ EQUITY
Preferred stock	—	—	—			—
Common stock	8,668	28,909	(26,548)	(13)		11,029
Surplus	78,172	18,228	62,661	(13)		159,061
Retained earnings	141,537	7,024	(7,024)	(13)		141,537
Accumulated other comprehensive loss, net	(5,835)	(811)	811	(13)		(5,835)

Total shareholders’ equity	222,542	53,350	29,900			305,792

Noncontrolling interest	—	349	—			349

Total shareholders’ equity	222,542	53,699	29,900			306,141

Total liabilities and shareholders’ equity	$1,862,866	$564,978	$30,654			$2,458,498

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information. Certain reclassifications have been made to HomeTown’s balance sheet to conform with American’s presentation.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet at December 31, 2018

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. Business combinations are accounted for under the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations, using the acquisition method of accounting. Under acquisition accounting, HomeTown’s assets and liabilities and any identifiable intangible assets are required to be stated at their estimated fair values. American engaged a competent third party valuation specialist to assist in the valuation of the major financial assets and liabilities of the acquired bank. All adjustments are based on current valuations, estimates, and assumptions. Pro forma adjustments reflected herein may vary from the actual purchase price allocation recorded based on the actual balance sheet at the acquisition date.

(1)	Elimination of investment in HomeTown common stock.

(2)	Fair value adjustments on securities available for sale.

(3)	The interest rate portion ($4.0 million) reflects fair value based upon current interest rates for similar loans.

The larger portion ($10.7 million) of the adjustment to loans reflects the estimated credit portion of the fair value adjustment as required under ASC 805. This amount is an estimate of the contractual principal cash flows not expected to be collected over the estimated lives of these loans. It differs from the allowance for loan losses under ASC 450 using the incurred loss model, which estimated probable loan losses incurred as of the balance sheet date. Under the incurred loss model losses expected as a result of future events are not recognized. When using the expected cash flow approach these losses are considered in the valuation. Further, when estimating the present value of expected cash flows the loans are discounted using an effective interest rate, which is not considered in the incurred loss method. Accordingly, the differences in the loss methodologies and the application of a market interest rate have led to a credit loss estimate of $10.7 million.

The fair value of Purchased Credit Impaired (“PCI”) loans is determined using a combination of the income approach and the asset approach. The fair value of non-PCI loans is determined using the income approach. In the income approach, the fair value is determined based on a discounted cash flow analysis, while fair value is determined based on the estimated values of the underlying collateral in the asset approach. The key valuation assumptions developed for use in the discounted cash flow analysis are prepayment speeds, expected credit loss rates, discount rates, and foreclosure lags. For PCI loans, a yield is calculated based on the cash flows run at the acquisition date, and the yield is applied against the carrying value as projected accretion over the life of the loan. For non-revolving non-PCI loans, amortization is projected using the effective interest method. For revolving PCI loans, amortization is projected on a straight line basis.

(4)	Elimination of HomeTown’s allowance for loan losses.

(5)	Estimated fair value adjustment for HomeTown’s premises and equipment.

(6)

Estimation of fair value of core deposit intangible (“CDI”). The estimated CDI represents the estimated future economic benefit resulting from the acquired customer balances and relationships. This value was based upon an independent appraisal at the date of the acquisition. For pro forma purposes, we are amortizing the CDI using the sum-of-the-years-digits method and an estimated life of 10 years.

(7)	Estimated amount of goodwill to be recorded in the acquisition of HomeTown, less amounts allocated to the fair value of tangible and specifically identified intangible assets acquired are as follows:

Purchase Price:
Total consideration (purchase price)	$83,250
Net assets acquired (book value)	53,350

Excess of purchase price over book value	29,900

Fair Value Adjustments:
Eliminate investment in HomeTown common stock	(1,719)
Securities available for sale	88
Loans	(14,733)
Eliminate existing allowance for loan losses	3,992
Premises and equipment	(210)
Core deposit intangible	8,200
Deferred income tax asset	796
Eliminate deferred tax for investment in HomeTown common stock	130
Contra accrued interest receivable - loans	(134)
Deposits	(724)
Subordinated debt	(30)

Total fair value adjustments	(4,344)

Preliminary pro forma goodwill	$34,244

(8)	Estimated deferred tax asset arising from the adjustments to record the assets and liabilities of HomeTown at fair value of $796,000.

(9)	Elimination of deferred tax for investment in HomeTown common stock of $130,000.

(10)	Contra accrued interest receivable on acquired loans of $(134,000).

(11)

Fair value adjustments on deposits at current market rates for similar products. This adjustment will be accreted into income over the estimated lives of the deposits. Accretion in the pro forma was computed using the effective yield method.

(12)

Fair value adjustment of subordinated debt at current interest rates for similar borrowings. This adjustment will be amortized into income over the estimated life of the debt. Estimated amortization was determined using the straight line method.

(13)

Elimination of HomeTown’s shareholders’ equity as part of the acquisition accounting adjustments representing the conversion of all HomeTown common shares into American common shares at a ratio of 0.4150 American shares for each share of HomeTown.

AMERICAN NATIONAL BANKSHARES INC. AND HOMETOWN BANKSHARES CORPORATION

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2018

(dollars in thousands, except per share data)

	American	HomeTown	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes	Combined
Interest Income
Interest and fees on loans	$59,966	$20,820	$2,912	(1)	$83,698
Interest on federal funds sold and deposits in other banks	873	188	—		1,061
Dividends	321	151	—		472
Interest and dividends on securities:
Taxable	6,106	1,102	—		7,208
Nontaxable	1,502	229	—		1,731

Total interest and dividend income	68,768	22,490	2,912		94,170

Interest Expense
Interest on deposits	8,086	2,841	(448)	(2)	10,479
Interest on short-term borrowings	186	273	—		459
Interest on long-term borrowings	—	50	—		50
Interest on subordinated debt	1,402	536	(17)	(3)	1,921

Total interest expense	9,674	3,700	(465)		12,909

Net interest income	59,094	18,790	3,377		81,261
Provision for loan losses	(103)	561	—		458

Net interest income after provision for loan losses	59,197	18,229	3,377		80,803
Noninterest Income
Trust fees and brokerage	4,578	—	—		4,578
Service charges on deposit accounts	2,455	578	—		3,033
Other service charges, commissions and fees	2,637	1,055	—		3,692
Mortgage banking income	1,862	712	—		2,574
Gains on securities, net	123	60	—		183
Income from Small Business Investment Companies	637	—	—		637
Gains on bank premises and equipment, net	60	—	—		60
Income from life insurance death benefit	—	642	—		642
Other operating income	922	651	—		1,573

Total noninterest income	13,274	3,698	—		16,972

Noninterest Expense
Salaries and benefits	24,879	8,648	—		33,527
Occupancy expenses	4,378	1,676	—		6,054
FDIC assessment	537	235	—		772
Bank franchise tax	1,054	419	—		1,473
Amortization of core deposit premuims	265	—	1,552	(4)	1,817
Data processing	2,970	1,588	—		4,558
Other real estate owned, net	122	614	—		736
Merger related expenses	872	788	(1,660)	(5)	—
Other expenses	9,169	3,116	—		12,285

Total noninterest expenses	44,246	17,084	(108)		61,222

Income before income taxes	28,225	4,843	3,485		36,553
Income tax expense	5,646	845	732	(6)	7,223

Net income	$22,579	$3,998	$2,753		$29,330

Less income attributable to non-controlling interest	—	44	—		44

Net income available to common shareholders	$22,579	$3,954	$2,753		$29,286

Earnings per common share, basic	$2.60	$0.68			$2.65

Earnings per common share, diluted	$2.59	$0.68			$2.65

Weighted average shares outstanding – Basic	8,698,014	5,805,654	(3,443,968)	(7)	11,059,700
Weighted average shares outstanding – Diluted	8,708,462	5,853,277	(3,491,591)	(7)	11,070,148

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information. Certain reclassifications have been made to HomeTown’s income statement to conform with American’s presentation.

Notes to Unaudited Pro Forma Condensed Combined Statement of Income

for the Year Ended December 31, 2018

(1)	The level yield adjustment is the accretion of the fair value adjustments to loans over the expected life of the loans.

(2)	The adjustment is the accretion of the fair value adjustments to deposits over their expected life using the effective yield method.

(3)	The straight line adjustment is the amortization of the fair value adjustment to subordinated debt over its expected life.

(4)	Amount represents CDI amortization over an estimated life of 10 years using the sum-of-the-years-digits method.

(5)	Elimination of costs incurred in relation to the merger.

(6)	Amount represents income tax expense estimated at 21%.

(7)	Weighted average basic and diluted shares outstanding were adjusted to effect the merger.